AGREE LIMITED PARTNERSHIP

31850 Northwestern Highway

Farmington Hills, MI 48334

(248) 737-4190

July 15, 2011

Re: Letter Agreement of Employment for Hedley Williams

Dear Mr. Williams:

This letter agreement sets forth all of the terms and conditions by which Agree Limited Partnership (“AGREE”) retains your services.

1. Title. Your title will be Chief Investment Officer of the Company. You shall report directly to the President and Chief Executive Officer of the Company.

2. Compensation. Your annual compensation will be Two Hundred Thousand ($200,000) per year, which compensation will be paid in accordance with the regular payroll practices of AGREE. Your compensation will be reviewed on an annual basis by the Compensation Committee of the Board of Directors. Additionally, you will be eligible to receive an annual cash bonus.

3. Health Benefits. You shall be eligible to receive, subject to any prequalification or ongoing requirements of the group plan, Blue Cross Health Insurance consistent with that supplied to other AGREE executive level employees and/or such substitute plan as may hereafter be maintained by AGREE.

4. Equity Incentive. On an annual basis at the conclusion of each calendar year, provided you are employed at such year end and subject to the Compensation Committee of the Board of Directors, you will receive Ten Thousand (10,000) shares of Agree Realty Corporation restricted stock (collectively “Stock”).

It is understood by AGREE and Williams that the calendar 2011 year end restricted stock grant will be prorated due to the timing of your employment commencement.

The Stock shall be restricted as of the date of issuance and may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, which restrictions shall expire with respect to one-fifth (1/5) of total number of restricted shares on each of the first, second, third, fourth, and fifth anniversary dates of issuance. The Stock shall be governed by and issued pursuant to a Restricted Stock agreement to be executed by you simultaneously with the issuance of the Stock. It is the intent of both AGREE & Williams that the restricted stock will continue to vest upon William’s retirement from the Company pursuant to a Consulting Agreement in which Williams will continue to provide AGREE with essential services.

5. Job Duties. You will have such authority and responsibilities and perform such duties for the Trust as are generally consistent with those of a Chief Investment Officer of a publicly traded real estate investment trust. AGREE has the sole and exclusive discretion to change, extend or curtail the precise services and duties you are to perform (“Duties”).

6. Best Efforts. All Duties rendered by you for and on behalf of AGREE shall be of the highest professional standards. You shall devote your full time, energies and talents to the success of AGREE. You shall use your best efforts to promote and shall during and after the expiration of this Agreement, do nothing to reduce or injure the reputation of AGREE.

Hedley Williams

July 15, 2011

7. Employment Period. Your employment shall be At Will and may be terminated by you or AGREE at any time, with or without cause or good reason, with or without prior notice, and whereby the nature of your employment relationship with AGREE cannot be modified, except in writing, signed by the President or Chief Executive Officer.

8. Arbitration. The parties shall arbitrate any and all disputes relative to the employment relationship and/or termination from AGREE which dispute would be resolved by judicial or administrative proceeding or in any way relating to any alleged wrongful acts on the part of AGREE whether such disputes are based on alleged statutory violations or otherwise (i.e., age, race, gender, religion or any other form of protected class discrimination or harassment), contractual breaches, retaliatory discharge or otherwise, exclusively through the Procedures and Policies of the American Arbitration Association, unless other procedures are agreed upon in writing between the parties. Venue for any such hearings shall be Oakland County, Michigan. The determination of the arbitrator shall be binding and final upon all parties. The award of the arbitrator may be filed with the Clerk of the Circuit Court for the County of Oakland, Michigan, and judgment may be rendered by the Court upon the arbitration award and execution may be issued upon the judgment. The cost for arbitration shall be split equally between AGREE and the Employee.

9. Limitations. Any arbitration or judicial proceeding arising out of a dispute relative to your employment, shall not be brought by you unless the same is commenced within One Hundred Eighty (180) days following the incident giving rise to such dispute. If you fail to commence such a proceeding within the One Hundred Eighty (180) day period, any rights you may have to prosecute such a claim shall be extinguished and terminated. In the event a court of competent jurisdiction determines this provision is overly restrictive, then the court having jurisdiction may alter such provision to that deemed reasonable under state law.

10. Entire Agreement. This letter agreement represents the entire agreement between you and AGREE and supersedes and cancels any prior or contemporaneous arrangements, understandings or agreements, whether written or oral, by and between you and AGREE relative to the subject matter hereof. Any amendments hereto shall be in writing and executed by both parties.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of Michigan.

12. Commencement of Employment. It is anticipated that your employment with AGREE will commence on or before July 18th, 2011.

Hedley, if you agree with the terms and conditions contained herein, please sign and return a copy of this Agreement to the undersigned. We are excited to have you on board!

Very truly yours,

AGREE LIMITED PARTNERSHIP

/s/Joel N. Agree

Joel N. Agree, President

Hedley Williams

July 15, 2011

AGREED TO AND ACCEPTED BY:

Hedley Williams

     /s/ Hedley Williams

(Employee Signature)

Date: July 25, 2011

923170